Exhibit 99.1
China Armco Metals Secures Supply of 749,000 Metric Tons of Brazilian Manganese Ore

The Supply of Manganese Ore Has Potential of Generating Distribution Revenue of U.S. $180 Million Over Next 16 Months

SAN MATEO, CA--(Marketwire – March 23, 2010) - China Armco Metals, Inc. (NYSE AMEX: CNAM), a distributor of imported metal ore and metal recycler with a new state of the art scrap metal recycling facility in China, today announced that Armco & Metawise (H.K.), Ltd. the Company's wholly owned subsidiary, has entered into a contract to purchase 749,000 metric tons  of Brazilian manganese ore fines  over the next 16 months which could result in sales of up to $180 million over the contract period based on current market prices for manganese ore of this type.

Over 90% of magnesium ore demand is for the production of iron-manganese alloys used in the steel industry. It is also used in the production of non-ferrous alloys with aluminum, magnesium, copper, nickel and zinc. In the production of steel, the presence of the manganese is essential for sulfur control, and, in special steels, for the control of carbon and phosphorus.   Manganese ore has been in high demand recently, as the Chinese steel industry has continued to rebound in 2010 with industry forecasts calling for continued growth.

Commenting on the contract, Mr. Kexuan Yao, CEO and Chairman of China Armco Metals, Inc., stated, "Securing this contract is a significant step forward for our company’s metals distribution operation as we move through 2010.  With the ability to sell this product into China under favorable terms we have significantly strengthened our overall supply capabilities.  Upon successful delivery over the term of the contract, we are in a position to significantly boost our top and bottom line performance for the remainder of 2010 and well into 2011.  We look forward to building on our relationships with this and other international suppliers in the coming months as we continue to see a strong environment for industrial metals in China.”

About China Armco Metals, Inc.

China Armco Metals, Inc. (NYSE AMEX: CNAM) is engaged in the sale and distribution of metal ore and non-ferrous metals throughout the PRC and has entered the recycling business with the Company's acquisition of 22 acres of land for the construction and operation of a one million ton per year shredder and recycler of metals. The Company maintains customers throughout China which include the fastest growing steel producing mills and foundries in the PRC. Raw materials are supplied from global suppliers in India, Hong Kong, Nigeria, Brazil, Turkey, the Philippines and Libya. The Company's product lines include ferrous and non-ferrous ore; iron ore, chrome ore, nickel ore, copper ore, manganese ore and steel billet. In the first quarter of 2010, China Armco Metals launched operations in its steel recycling and scrap metal recycling business. The recycling facility is expected to be capable of recycling one million metric tons of scrap metal per year which will position the Company as one of the top 10 largest recyclers of scrap metal in China. ARMCO estimates the recycled metal market as 70 million metric tons.  For more information about China Armco, please visit http://www.armcometals.com

Safe Harbor Statement

This press release contains forward-looking statements.  China Armco Metals, Inc. is hereby providing cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements. Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, indicated through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "intends," "plans," "believes" and "projects") may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. These statements include, but are not limited to, our expectations regarding delivery of the manganese ores, market prices and revenues related to the sale of manganese ores.

We caution that the factors described herein could cause actual results to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. This press release is qualified in its entirety by our supplier’s ability to complete its obligations to ship the ore timely over the term of the agreement and within acceptable specifications, demand and fluctuations in the price of manganese ore, our  ability to resell the manganese ore at current market prices and on favorable terms, our ability to finance the purchase price of the ores and the cautionary statements and risk factor disclosure contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Contact:

China Armco Metals, Inc.
Gary Liu
U.S. Representative
954-363-7333
ir@armcometals.com